Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Six Months Ended	Year Ended December 31,
	June 30, 2017	2016	2015	2014	2013	2012

Consolidated income before income taxes	$121,744	$130,247	$337,314	$196,064	$389,332	$85,989
Interest sensitive and index product benefits and amortization of deferred sales inducements	987,755	976,638	1,177,443	1,605,119	1,525,980	895,636
Interest expense on notes and loan payable	16,400	28,248	28,849	36,370	38,870	28,479
Interest expense on subordinated debentures	6,758	12,958	12,239	12,122	12,088	13,458
Interest expense on amounts due under repurchase agreements and other interest expense	254	30	2	18	139	—
Interest portion of rental expense	466	920	902	896	843	741
Consolidated earnings	$1,133,377	$1,149,041	$1,556,749	$1,850,589	$1,967,252	$1,024,303

Interest sensitive and index product benefits and amortization of deferred sales inducements	$987,755	$976,638	$1,177,443	$1,605,119	$1,525,980	$895,636
Interest expense on notes and loan payable	16,400	28,248	28,849	36,370	38,870	28,479
Interest expense on subordinated debentures	6,758	12,958	12,239	12,122	12,088	13,458
Interest expense on amounts due under repurchase agreements and other interest expense	254	30	2	18	139	—
Interest portion of rental expense	466	920	902	896	843	741
Combined fixed charges	$1,011,633	$1,018,794	$1,219,435	$1,654,525	$1,577,920	$938,314

Ratio of consolidated earnings to fixed charges	1.1	1.1	1.3	1.1	1.2	1.1

Ratio of consolidated earnings to fixed charges, both excluding interest sensitive and index product benefits and amortization of deferred sales inducements	6.1	4.1	9.0	5.0	8.5	3.0